Exhibit 99.1

NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2011; ANNOUNCES

COST REDUCTION PLAN AND UPDATES FULL YEAR 2011 GUIDANCE

NEWPORT BEACH, CA—August 8, 2011–Alliance HealthCare Services, Inc. (NYSE:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Results

Revenue for the second quarter of 2011 was $127.8 million compared to $121.4 million in the second quarter of 2010, an increase of 5.2%. On a sequential quarter basis, revenue increased 7.9% to $127.8 million in the second quarter of 2011 compared to $118.4 million in the first quarter of 2011.

Alliance’s Adjusted EBITDA (as defined below) was $38.8 million in the second quarter of 2011 compared to $42.5 million in the second quarter 2010, a decrease of 8.7%. On a sequential quarter basis, Adjusted EBITDA increased 6.1% to $38.8 million in the second quarter of 2011 compared to $36.6 million in the first quarter of 2011.

Alliance’s net (loss) income, computed in accordance with generally accepted accounting principles (“GAAP”), totaled ($4.0) million in the second quarter of 2011 and $0.1 million in the second quarter of 2010.

Net (loss) income per share on a diluted basis, computed in accordance with GAAP, was ($0.08) per share in the second quarter of 2011 and $0.00 per share in the second quarter of 2010. In the second quarter of 2011, net loss per share on a diluted basis was impacted by ($0.03) in the aggregate due to fair value adjustments related to interest rate swaps, severance and related costs, mergers and acquisitions transaction costs, refinancing transaction costs and a lower GAAP income tax rate than our historical income tax rate. Alliance’s historical income tax rate has been approximately 42%, rather than the GAAP income tax benefit rate of 35.8% in the second quarter of 2011.

Cash flows provided by operating activities were $27.2 million in the second quarter of 2011 compared to $21.9 million in the second quarter of 2010. Capital expenditures in the second quarter of 2011 were $11.2 million compared to $8.0 million in the second quarter of 2010. Alliance opened three new fixed-site imaging centers in the second quarter of 2011.

Alliance HealthCare Services

Press Release

August 8, 2011

Cash and cash equivalents were $64.2 million at June 30, 2011 and $97.2 million at December 31, 2010.

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, increased $52.9 million to $609.0 million at June 30, 2011 from $556.1 million at December 31, 2010. The Company used approximately $42.0 million in cash, net of cash acquired, and assumed $26.0 million in equipment debt in connection with the acquisition of US Radiosurgery in April 2011. The Company used approximately $5.0 million in cash in connection with the acquisition of assets from 24/7 Radiology in April 2011. The Company’s net debt, as defined above, divided by the last twelve months Adjusted EBITDA (pro forma for acquisitions during the last twelve month period ended June 30, 2011), was 4.02x for the twelve month period ended June 30, 2011.

The Company’s total long-term debt (including current maturities) increased to $673.2 million at June 30, 2011 from $653.3 million at December 31, 2010. The Company’s total long-term debt (including current maturities) divided by last twelve months Adjusted EBITDA (pro forma for acquisitions during the last twelve month period ended June 30, 2011) was 4.45x for the twelve month period ended June 30, 2011. In accordance with our Credit Agreement, the Company’s leverage ratio was 4.48x for the twelve month period ended June 30, 2011. The difference between the consolidated leverage ratio and the Credit Agreement leverage ratio is calculated in the table below.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “Alliance has entered into a challenging phase as our core imaging division continues to operate in a difficult economic environment. We are experiencing both scan volume and pricing pressure in PET/CT and MRI. As a result, Alliance has implemented a significant organizational restructuring, as well as a cost savings and efficiency initiative. Approximately $20 to $25 million in annualized cost of revenues and selling, general and administrative expense savings have been identified and will be realized over an approximate two-year period. Approximately $10 million in annualized savings is expected to be implemented by the end of the third quarter, with an additional $5 million in annualized savings to be implemented by the end of the first quarter of 2012. The Company’s turnaround focus will continue to be augmented with significant growth in Alliance Oncology, operating our 36 centers in a strong manner, continuing treatment volume growth in both our radiation therapy and stereotactic radiosurgery centers, as well as cash flow generation growth in this division. We will also continue to seek out opportunities to increasingly become the hospital outsource provider of choice.”

Included in the restructuring is the departure of two members of Alliance’s executive team, Michael Frisch, President, Alliance Imaging Division, and Eli Glovinsky, Executive Vice President, General Counsel. Replacing Michael Frisch will be Richard Jones, currently Senior Vice President of the Imaging Division, who will be promoted to Executive Vice President of the Imaging Division. Christopher Joyce, Alliance’s current Executive Vice President of M&A and former General Counsel will assume the role of Executive Vice President, General Counsel, Secretary and Corporate Services.

Alliance HealthCare Services

Press Release

August 8, 2011

Full Year 2011 Guidance

Alliance is updating its full year 2011 guidance ranges as follows:

	Previous	Updated
	Guidance	Guidance
	Ranges	Ranges
	(dollars in millions)	(dollars in millions)
Revenue	$500 -$530	$475 -$495
Adjusted EBITDA	$150 -$175	$140 -$150
Cash capital expenditures	$65 - $75	$35 - $45
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions)	$25 - $45	$20 - $30
Fixed-site imaging center openings	20 - 25	12 - 16
Radiation therapy center openings	3 - 5	2 - 4

Second Quarter 2011 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing second quarter 2011 results. The conference call is scheduled for Tuesday, August 9, 2011 at 8:30 a.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (888) 694-4676 (United States) or (973) 582-2737 (International). Interested parties should call at least 5 minutes prior to the call to register. A telephone replay will be available until November 9, 2011. The telephone replay can be accessed by calling (855) 859-2056 (United States) or (404) 537-3406 (International). The conference call identification number is 86327568.

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; loss on extinguishment of debt; fees and expenses related to acquisitions, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.” For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the section entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With more than 2,300 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 46 states. Alliance operates 571 diagnostic imaging and radiation therapy

Alliance HealthCare Services

Press Release

August 8, 2011

systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 138 locations across the country. Alliance also operates 36 radiation therapy centers, including 15 dedicated sterotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 15 sterotactic radiosurgery facilities in operation, Alliance is among the leading providers of sterotactic radiosurgery nationwide.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to forecasted annualized revenue from new client contracts in the Company’s revenue gap disclosures, investment, development and acquisition activity, the implementation of strategic initiatives, the integration of acquired businesses into the Company, the implementation and potential savings from the Company’s organizational restructure, the Company’s ability to operate and grow it’s Oncology division, the opening of new imaging and radiation oncology centers, and the Company’s full year 2011 guidance. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth in the market for MRI and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011
Revenues	$121,407	$127,780	$240,068	$246,208

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	65,181	71,394	130,407	138,760
Selling, general and administrative expenses	16,514	19,889	32,631	36,947
Transaction costs	436	1,810	787	2,182
Severance and related costs	81	266	543	730
Depreciation expense	23,094	23,197	46,785	45,249
Amortization expense	3,087	4,609	5,893	7,935
Interest expense and other, net	12,819	12,000	26,123	23,735
Other (income) and expense, net	32	193	(328)	130

Total costs and expenses	121,244	133,358	242,841	255,668

Loss before income taxes, earnings from unconsolidated investees, and noncontrolling interest	163	(5,578)	(2,773)	(9,460)
Income tax benefit	(73)	(2,237)	(686)	(3,580)
Earnings from unconsolidated investees	(1,071)	(1,031)	(1,978)	(2,020)

Net income (loss)	1,307	(2,310)	(109)	(3,860)
Less: Net income attributable to noncontrolling interest	(1,227)	(1,730)	(1,974)	(2,583)

Net loss attributable to Alliance HealthCare Services, Inc.	$80	$(4,040)	$(2,083)	$(6,443)

Comprehensive income (loss), net of taxes
Net loss attributable to Alliance HealthCare Services, Inc.	$80	$(4,040)	$(2,083)	$(6,443)
Unrealized gain (loss) on hedging transactions, net of taxes	133	(248)	628	(201)

Comprehensive income (loss), net of taxes:	$213	$(4,288)	$(1,455)	$(6,644)

Income (loss) per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$0.00	$(0.08)	$(0.04)	$(0.12)

Diluted	$0.00	$(0.08)	$(0.04)	$(0.12)

Weighted average number of shares of common stock and common stock equivalents:
Basic	52,748	53,222	52,752	53,114
Diluted	52,850	53,222	52,752	53,114

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,	June 30,
	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$97,162	$64,171
Accounts receivable, net of allowance for doubtful accounts	62,956	72,690
Deferred income taxes	7,344	7,344
Prepaid expenses	9,802	6,734
Other receivables	3,594	5,521

Total current assets	180,858	156,460
Equipment, at cost	902,829	943,527
Less accumulated depreciation	(591,145)	(626,784)

Equipment, net	311,684	316,743
Goodwill	193,126	202,578
Other intangible assets, net	94,622	163,437
Deferred financing costs, net	14,883	13,670
Other assets	21,028	32,520

Total assets	$816,201	$885,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,541	$23,680
Accrued compensation and related expenses	17,061	16,902
Accrued interest payable	5,812	5,338
Other accrued liabilities	37,138	37,137
Current portion of long-term debt	9,709	17,148

Total current liabilities	85,261	100,205

Long-term debt, net of current portion	455,747	468,052
Senior notes	187,809	187,956
Other liabilities	1,229	1,302
Deferred income taxes	72,496	74,858

Total liabilities	802,542	832,373

Stockholders’ equity:
Common stock	525	527
Treasury stock	(2,551)	(2,551)
Additional paid-in capital	16,062	18,680
Accumulated comprehensive loss	(669)	(870)
Accumulated deficit	(11,176)	(17,619)

Total stockholders’ equity attributable to Alliance HealthCare Services, Inc.	2,191	(1,833)
Noncontrolling interest	11,468	54,868

Total stockholders’ equity	13,659	53,035

Total liabilities and stockholders’ equity	$816,201	$885,408

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2010	2011
Operating activities:
Net loss	$(109)	$(3,860)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	294	1,658
Share-based payment	2,844	2,642
Depreciation and amortization	52,678	53,184
Amortization of deferred financing costs	1,340	1,426
Accretion of discount on long term debt	756	792
Adjustment of derivatives to fair value	(196)	(1)
Distributions greater than (less than) undistributed earnings from investees	842	(625)
Deferred income taxes	(1,355)	(3,974)
Gain on sale of assets	(328)	(71)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,915)	(6,105)
Prepaid expenses	617	3,435
Other receivables	1,007	(1,906)
Other assets	(667)	(351)
Accounts payable	(4,842)	5,442
Accrued compensation and related expenses	(891)	(657)
Accrued interest payable	1,992	(548)
Income taxes payable	105	61
Other accrued liabilities	1,336	(3,861)

Net cash provided by operating activities	52,508	46,681

Investing activities:
Equipment purchases	(28,232)	(21,079)
Increase in deposits on equipment	(5,356)	(2,312)
Acquisitions, net of cash received	(22,732)	(46,650)
Decrease in cash in escrow	485	300
Proceeds from sale of assets	1,876	271

Net cash used in investing activities	(53,959)	(69,470)

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2010	2011
Financing activities:
Principal payments on equipment debt	(3,621)	(4,574)
Proceeds from equipment debt	358	—
Principal payments on term loan facility	(2,300)	(2,300)
Principal payments on senior subordinated notes	(5,582)	—
Payments of debt issuance costs	(348)	(213)
Payments of contingent consideration	—	(1,626)
Noncontrolling interest in subsidiaries	(2,152)	(1,543)
Proceeds from shared-based payment arrangements	75	54

Net cash used in financing activities	(13,570)	(10,202)

Net increase in cash and cash equivalents	(15,021)	(32,991)
Cash and cash equivalents, beginning of period	111,884	97,162

Cash and cash equivalents, end of period	$96,863	$64,171

Supplemental disclosure of cash flow information:
Interest paid	$20,811	$22,019
Income taxes paid, net of refunds	149	(2,357)

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$53	$26
Comprehensive gain (loss) from hedging transactions, net of taxes	628	(201)
Equipment debt assumed in connection with acquisitions	—	25,973
Equipment purchases in accounts payable	178	1,616
Contingent consideration for acquisitions	3,775	—
Noncontrolling interest assumed in connection with acquisitions	5,036	42,360

ALLIANCE HEALTHCARE SERVICES, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; loss on extinguishment of debt; fees and expenses related to acquisitions, costs related to debt financing, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons. Management regularly communicates its Adjusted EBITDA results and management’s interpretation of such results to its board of directors. Management also compares the Company’s Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology business is performing and is being managed. Management believes that Adjusted EBITDA is a particularly useful comparative measure within the Company’s industry. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology business.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company’s business. Adjusted EBITDA also does not reflect any cost for equity awards to employees. In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance.

The calculation of Adjusted EBITDA is shown below:

	Second Quarter Ended June 30,		Six Months Ended June 30,		Twelve months Ended June 30, 2011
	2010	2011	2010	2011
Net income (loss) attributable to Alliance HealthCare Services, Inc.	$80	$(4,040)	$(2,083)	$(6,443)	$(37,013)
Income tax benefit	(73)	(2,237)	(686)	(3,580)	(23,693)
Interest expense and other, net	12,819	12,000	26,123	23,735	48,815
Amortization expense	3,087	4,609	5,893	7,935	14,481
Depreciation expense	23,094	23,197	46,785	45,249	90,785
Share-based payment (included in selling, general and administrative expenses)	1,324	1,207	2,830	2,596	5,282
Noncontrolling interest in subsidiaries	1,227	1,730	1,974	2,583	4,499
Severance and related costs	81	266	543	730	1,189
Transaction costs	436	1,810	787	2,182	3,834
Impairment charges					42,095
Other non-cash charges (included in other (income) and expenses, net)	429	257	508	367	462

Adjusted EBITDA	$42,504	$38,799	$82,674	$75,354	$150,736

The leverage ratio calculations for the 12 months ended June 30, 2011 are shown below:

	Consolidated	Less: Unrestricted Subsidiaries	Credit Agreement
Total debt	$673,156	$(7,232)	$665,924
Last 12 months Adjusted EBITDA	150,736	(2,689)	148,047
Pro forma acquisitions in last 12 month period (1)	598	—	598

Last 12 months Adjusted EBITDA, as adjusted	151,334	(2,689)	148,645

Leverage ratio	4.45x		4.48x

(1)	Gives pro-forma effect to acquisitions occurring during the last twelve months pursuant to the terms of the Credit Agreement.

The reconciliation from net loss to Adjusted EBITDA for the 2011 guidance range is shown below (in millions):

	2011 Full Year Previous Guidance Range		2011 Full Year Updated Guidance Range
Net loss	($18)	($4)	($20)	($16)
Income tax benefit	(10)	(2)	(15)	(12)
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	178	181	175	178

Adjusted EBITDA	$150	$175	$140	$150

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Second Quarter Ended June 30,
	2010	2011
MRI
Average number of total systems	275.0	287.6
Average number of scan-based systems	235.5	243.9
Scans per system per day (scan-based systems)	8.41	8.08
Total number of scan-based MRI scans	129,241	126,674
Price per scan	$380.29	$373.56

Scan-based MRI revenue (in millions)	$49.1	$47.3
Non-scan based MRI revenue (in millions)	5.0	5.2

Total MRI revenue (in millions)	$54.1	$52.5

PET and PET/CT
Average number of systems	119.3	121.3
Scans per system per day	5.74	5.32
Total number of PET and PET/CT scans	44,569	41,490
Price per scan	$1,066	$1,020

Total PET and PET/CT revenue (in millions)	$48.3	$42.8

Radiation oncology
Linear accelerator treatments	19,171	23,649
Cyberknife patients	199	533

Total radiation oncology revenue (in millions)	$10.4	$20.4

Revenue breakdown (in millions)
Total MRI revenue	$54.1	$52.5
PET and PET/CT revenue	48.3	42.8
Radiation oncology revenue	10.4	20.4
Other modalities and other revenue	8.6	12.1

Total revenues	$121.4	$127.8

Total fixed-site revenue (in millions)	2010	2011
Second quarter ended June 30	$29.1	$31.2

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

IMAGING DIVISION REVENUE GAP

(in millions)

The Company utilizes the imaging division revenue gap as a statistical measure of its client losses and new client contracts. The imaging division revenue gap is calculated by measuring the difference between (a) the imaging division annualized revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides professional radiology services, interim services and clients that the Company elects to terminate, and (b) projected new imaging division annualized revenue from new client contracts, excluding professional radiology services and interim services, commencing service in the quarter.

The annualized revenue run rate lost from customers choosing to terminate service may not be representative of the revenues such customers would have generated had they remained our customers.

The projected annualized revenue from new client contracts is calculated using contractual pricing where agreed upon, and assumptions with respect to pricing and reimbursement levels for all other new customer relationships. The projected annualized revenue from new client contracts is also calculated using assumptions with respect to customer ramp-up and scan volumes. Our assumptions are based on our experience in the industry and our expectations with respect to pricing and volume trends, and may not reflect actual revenue from new clients for a number of reasons, including greater than expected macroeconomic challenges impacting the imaging business, the variance in ramp-up time of customers adding new service lines, unexpected changes in business conditions and greater than expected competition for imaging services. See “Forward-Looking Statements” for a discussion of the other risks and uncertainties that may cause actual future results or outcomes to differ materially from those expressed above.

The imaging division revenue gap for the last four calendar quarters and the last twelve month period ended June 30, 2011 is as follows:

	(a) Revenue Lost	(b) New Revenue	Imaging Division Revenue Gap
2010
Third Quarter	($10.8)	$11.5	$0.7
Fourth Quarter	(8.4)	7.0	(1.4)

2011
First Quarter	(5.1)	12.9	7.8
Second Quarter	(13.3)	3.8	(9.5)

Last Twelve Months Ended June 30, 2011	($37.6)	$35.2	($2.4)